UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2006

BRUKER BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

40 Manning Road

 Billerica, MA 01821

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

The registrant is filing this Current Report on Form 8-K for the purposes of providing audited consolidated balance sheets of Bruker BioSciences Corporation (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005, as if Bruker Optics Inc. (Bruker Optics), which the registrant acquired on July 1, 2006, had always been a part of the registrant. The registrant is also herewith providing a Management’s Discussion and Analysis of Financial Conditions and Results of Operations (MD&A) relating to such audited financial statements. Both the Company and Bruker Optics were majority owned by five affiliated stockholders prior to the acquisition. As a result, the acquisition of Bruker Optics by the Company is considered a business combination of companies under common control, and has been accounted for in a manner similar to a pooling-of-interests.

While audited financial statements and an accompanying MD&A were provided in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the 2005 10-K), the 2005 10-K did not reflect the effects of the registrant’s acquisition of Bruker Optics, as the acquisition had not yet occurred.  The accompanying audited financial statements and MD&A have been presented by combining the historical consolidated financial statements of the Company with those of Bruker Optics.

The audited consolidated financial statements and accompanying MD&A filed as part of this Current Report on Form 8-K supersede the corresponding information provided in the 2005 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following MD&A describes the principal factors affecting the results of our operations, financial condition, and changes in financial condition, as well as our critical accounting policies and estimates. MD&A is organized as follows:

•         Executive overview.   This section provides a general description and history of our business, a brief discussion of our reportable segments, significant recent developments in our business and other opportunities, challenges and risks that may impact our business in the future.

•         Critical accounting policies and estimates.   This section discusses the accounting estimates that are considered important to our financial condition and results of operations and require us to exercise subjective or complex judgments in their application. All of our significant accounting policies, including our critical accounting policies and estimates, are summarized in Note 2 to our consolidated financial statements in Item 9 of this report on Form 8-K.

•         Results of operations.   This section provides our analysis of the significant line items on our consolidated statement of operations for the year ended December 31, 2005 compared to 2004 and for the year ended December 31, 2004 compared to 2003.

•         Liquidity and capital resources.   This section provides an analysis of our liquidity and cash flow and a discussion of our outstanding debt and commitments.

•         Transactions with related parties.   This section summarizes transactions with affiliates through common shareholders which also use the Bruker name.

EXECUTIVE OVERVIEW

This MD&A relates only to the three year period ended December 31, 2005.  For financial statements and results of operations for the period from January 1, 2006 through September 30, 2006, please see our Quarterly Report on Form 10-Q for the period ended September 30, 2006.

Bruker BioSciences Corporation and its wholly-owned subsidiaries design, manufacture, market and service proprietary life science systems based on mass spectrometry core technology platforms, X-ray technologies and molecular spectroscopy technologies. We also manufacture and distribute a broad range of field analytical systems for chemical, biological, radiological and nuclear, or CBRN, detection. We currently report financial results on the basis of three reportable segments: Bruker Daltonics, Bruker AXS and Bruker Optics.  Since the integration of the Optics acquisition began, we have been changing the way we manage our business and consider Bruker BioSciences as a provider of instrumentation and solutions to life sciences and industrial businesses throughout the world.  We continue to focus more on addressing the markets we serve and the needs of our various customers, including pharmaceutical, biotechnology, advanced and raw materials companies, and academic and governmental institutions, and less on selling individual products and technologies.  As a result of this change in the way we manage our business, we may change our segment reporting in the future.

Bruker Daltonics is a leading manufacturer of innovative mass spectrometry-based instruments and accessories used by pharmaceutical, biotechnology, proteomics and molecular diagnostics companies, academic institutions, and government agencies in their research that can also be integrated and used along with other analytical instruments. Bruker Daltonics also manufactures and distributes a broad range of field analytical systems for CBRN detection. Bruker AXS primarily engages in the business of manufacturing and distributing advanced instrumentation and automated solutions based on X-ray technology with the purpose of addressing the needs of our customers in the discovery of new drugs, drug targets and advanced materials, as well as industrial QA/QC applications. Typical customers of Bruker AXS’ products and solutions include biotechnology and pharmaceutical companies, semiconductor industries, chemical, cement and petroleum companies, raw material manufacturers, and academic and government research institutions.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  Typical customers of Bruker Optics’ products and solutions include pharmaceutical and biotechnology companies, cement and petroleum companies, food, beverage and agricultural industries, and academic and government research institutions.

We maintain major technical and manufacturing centers in Europe, North America and Japan, we have sales offices located throughout the world and our corporate headquarters is located in Billerica, Massachusetts. Our business strategy is to capitalize on our proven ability to innovate and generate rapid revenue growth, both organically and through acquisitions.  Our revenue growth strategy, combined with continued improvements to our gross profit margins and increased leverage on our research and development, sales, and marketing and distribution investments and general and administrative expenses, are expected to enhance our operating margins and improve our earnings in the future.

In 2005, our revenues grew by approximately 4% to $372.3 million from $357.0 million in 2004, compared to 11% revenue growth in 2004. While our actual growth rate in 2005 was not in-line with our expectations, this was due to demand from certain of our pharmaceutical and biotechnology customers being lower than historical levels and expectations in 2005, but was partially offset by healthy demand for our products and solutions from other industrial customers, as well as our academic, medical research and government agency customers. During 2005, our commitment to reach profitability was achieved by improving product and service gross profit margins from 41.9% to 44.2% and reducing operating expenses as a percentage of revenue from 40.2% in 2004 to 38.6% in 2005. These improvements contributed to net income of $9.7 million in 2005, compared to a net loss of $3.9 million in 2004. We also generated strong cash flows from operations in 2005 of $49.7 million compared to cash flows from operations of $5.7 million in 2004, and this was achieved through improved earnings and an increased focus on balance sheet management.

We believe our continued investments in research and development efforts, incremental sales and marketing efforts and enhanced global manufacturing, distribution and logistics networks will contribute to our top and bottom-line growth going forward. To achieve our business goal of maintaining above industry-standard growth, we have also completed several acquisitions which provide us with products and solutions which complement our existing technologies and expand the market segments available to us. Most recently, in November 2005, we acquired Roentec AG (Roentec), an X-ray microanalysis instrumentation company based in Berlin, Germany and the X-ray microanalysis business of Princeton Gamma-Tech Instruments, Inc. (PGT), a company located in Rocky Hill, New Jersey. Roentec and PGT together now comprise our new Bruker AXS microanalysis group with products that analyze the chemical composition of materials under investigation in electron microscopes. These systems are used for a wide range of applications including nanotechnology and advanced materials research, as well as materials analysis and quality control, and typical customers include industrial customers, academia and government research facilities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, inventories, goodwill, long-lived assets, warranty costs, and income taxes. We base our estimates and judgments on historical experience, current market and economic conditions, industry trends and other assumptions that we believe are reasonable and form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

We believe the following critical accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment.

•         Revenue recognition. We recognize revenue from system sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is generally transferred to the customer upon receipt of a signed customer acceptance form for a system that has been shipped, installed, and for which the customer has been trained. As a result, the timing of customer acceptance or readiness could cause our reported revenues to differ materially from expectations. When products are sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor, which assumes responsibility for installation, we recognize the system sale when the product has been shipped and title and risk of loss has been transferred. Our distributors do not have price protection rights or rights to return; however, our products are warranted to be free from defect for a period of one year. Revenue is deferred until cash is received when a significant portion of the fee is due over one year after delivery, installation and acceptance of a system. For arrangements with multiple elements, we recognize revenue for each element based on the fair value of the element provided all other criteria for revenue recognition have been met. The fair value for each element provided in multiple element arrangements is typically determined by referencing historical pricing policies when the element is sold separately. Changes in our ability to establish the fair value for each element in multiple element arrangements could affect the timing of revenue recognition. Revenue from accessories and parts is recognized upon shipment and service revenue is recognized as the services are performed.

•         Warranty costs. We normally provide a one-year parts and labor warranty with the purchase of equipment. The anticipated cost for this one-year warranty is accrued upon recognition of the sale and is included as a current liability on the balance sheet. Although our facilities undergo quality assurance and testing procedures throughout the production process, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Although our actual warranty costs have historically been consistent with expectations, to the extent warranty claim activity or costs associated with servicing those claims differ from our estimates, revisions to the warranty accrual may be required.

•         Inventories. Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. We maintain an allowance for excess and obsolete inventory to reflect the expected un-saleable or un-refundable inventory based on an evaluation of slow moving products. If ultimate usage or demand varies significantly from expected usage or demand, additional write-downs may be required, resulting in a charge to operations.

•         Goodwill, other intangible assets, investments in other companies, and other long-lived assets. We perform an evaluation of whether goodwill is impaired annually or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Fair value is determined using market comparables for similar businesses or forecasts of discounted future cash flows. We also review other intangible assets, investments in other companies, and other long-lived assets when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Should the fair value of our long-lived assets decline because of reduced operating performance, market declines, or other indicators of impairment, a charge to operations for impairment may be necessary.

•         Allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to pay amounts due. If the financial condition of our customers were to deteriorate, reducing their ability to make payments, additional allowances would be required, resulting in a charge to operations.

•         Income taxes. We estimate the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction, and provide a valuation allowance for tax assets and loss carryforwards that we believe will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used for which a reserve has been provided, we reverse the related valuation allowance. If our actual future taxable income by tax jurisdiction differ from estimates, additional allowances or reversals of reserves may be necessary.

RESULTS OF OPERATIONS

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue

The following table presents revenue, changes in revenue and revenue growth by reportable segment for the years ended December 31, 2005 and 2004 (dollars in thousands):

				Percentage
	2005	2004	$ Change	Change
Bruker Daltonics	$161,355	$152,592	$8,763	5.7%
Bruker AXS	137,357	132,622	4,735	3.6%
Bruker Optics	78,701	74,151	4,550	6.1%
Eliminations (a)	(5,160)	(2,376)	(2,784)
Total Revenue	$372,253	$356,989	$15,264	4.3%

(a)             represents product and service revenues between reportable segments.

Bruker Daltonics

Bruker Daltonics’ revenue increased by $8.8 million, or 5.7%, to $161.4 million for the year ended December 31, 2005 compared to $152.6 million for the comparable period in 2004 and the impact of foreign exchange was not material. The increase in revenue is a result of increased demand for our CBRN detection systems and increased demand for life sciences systems from some industrial customers, as well as our academic, medical research and government agency customers, partially offset by a decrease in demand from some of our pharmaceutical and biotechnology customers and by overall pricing pressures due to increased competition. Revenues for the years ended December 31, 2005 and 2004 include grant revenues from various projects for early-stage research and development projects funded by the German government. Life science systems, CBRN detection systems and aftermarket revenue as a percentage of

Bruker Daltonics’ product and service revenue were as follows during the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
Life Science Systems	$111,323	69.9%	$107,369	71.4%
CBRN Detection Systems	17,370	10.9%	12,839	8.5%
Bruker Daltonics Aftermarket	30,594	19.2%	30,195	20.1%
Product and Service Revenue	159,287	100.0%	150,403	100.0%
Grant Revenue	2,068		2,189
Total Revenue	$161,355		$152,592

Bruker AXS

Bruker AXS’ revenue increased by $4.7 million, or 3.6%, to $137.4 million for the year ended December 31, 2005 compared to $132.6 million for the comparable period in 2004, and the impact of foreign exchange was not material. The increase in revenue is attributable to growth in our XRD materials research systems and other systems revenue, partially offset by declines in SCD life science and XRF elemental composition systems revenue. Other system revenue relates primarily to the distribution of products not manufactured by Bruker AXS. X-ray systems, other systems and aftermarket revenue as a percentage of Bruker AXS’ product and service revenue were as follows during the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
X-Ray Systems	$96,457	70.2%	$97,059	73.2%
Other System Revenue	6,792	5.0%	1,679	1.3%
Bruker AXS Aftermarket	34,108	24.8%	33,884	25.5%
Total Product and Service Revenue	$137,357	100.0%	$132,622	100.0%

Bruker Optics

Bruker Optics’ revenue increased by $4.5 million, or 6.1%, to $78.7 million for the year ended December 31, 2005 compared to $74.2 million for 2004. Included in this change in revenue is a favorable effect of approximately $1.0 million from the impact of foreign exchange. Excluding the effect of foreign exchange, revenue would have increased by 4.7%. Revenue growth was driven primarily by an increase in our North American business across all markets and was offset partially by production and delivery delays due to a the implementation of an ERP system in our German production site. Revenues for the years ended December 31, 2005 and 2004 include grant revenues of $0.3 million and $0.2 million, respectively, from various projects for early-stage research and development projects funded by the German government.  Molecular spectroscopy systems, other systems and aftermarket revenue as a percentage of Bruker Optics’ product and service revenue were as follows during the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
Molecular Spectroscopy Systems	$57,023	72.4%	$57,111	77.0%
Other System Revenue	8,560	10.9%	6,255	8.4%
Bruker Optics Aftermarket	13,118	16.7%	10,785	14.6%
Total Product and Service Revenue	$78,701	100.0%	$74,151	100.0%

Cost of Revenue

The following table presents cost of product and service revenue and gross profit margins on product and service revenue by reportable segment for the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
	Cost of	Gross Profit	Cost of	Gross Profit
	Revenue	Margin	Revenue	Margin
Bruker Daltonics	$88,907	44.2%	$83,934	44.2%
Bruker AXS	83,819	39.0%	82,804	37.6%
Bruker Optics	38,278	51.2%	41,773	43.6%
Eliminations (a)	(4,730)		(2,376)
Total Cost of Revenue	$206,274	44.2%	$206,135	41.9%

(a)             represents the cost of products and services between reportable segments.

Bruker Daltonics’ cost of product and service revenue for the year ended December 31, 2005 was $88.9 million, or a gross profit margin of 44.2%, compared to cost of product and service revenue of $83.9 million, or a gross profit margin of 44.2% for the comparable period in 2004. The consistent margins year-over-year are a result of an increase in the sales volume of high-margin NBC detection systems, various ongoing gross profit margin improvement programs and better capacity utilization as a result of increased revenues year-over-year, offset by pricing pressures on our life science systems due to increased competition and additional inventory reserves required in 2005.

Bruker AXS’ cost of product and service revenue for the year ended December 31, 2005 was $83.8 million, or a gross profit margin of 39.0%, compared to cost of product and service revenue of $82.8 million, or a gross profit margin of 37.6% for the comparable period in 2004. The increase in gross profit margins is primarily attributable to various ongoing gross profit margin improvement programs and reduced warranty expenses as quality improvement initiatives impact certain products introduced during 2004 and 2005, partially offset by the lower margins derived from other system revenues, which increased in 2005 compared to 2004, and additional reserves during 2005 required for excess service inventories.

Bruker Optics’ cost of product and service revenue for the year ended December 31, 2005 was $38.3 million, or a gross profit margin of 51.2%, compared to cost of product and service revenue of $41.8 million, or a gross profit margin of 43.6% for 2004. The increase in gross profit margin is primarily attributable to increased sales of higher margin products, benefits realized from various ongoing gross profit margin improvement programs and reduced warranty expenses as quality improvement initiatives favorably affected certain products introduced during 2004 and 2005. These improvements were partially offset by additional reserves established for excess service inventories during 2005.

Sales and Marketing

The following table presents sales and marketing expense and sales and marketing expense as a percentage of product and service revenue by reportable segment for the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
	Sales and	Segment Product	Sales and	Segment Product
	Marketing	and Service Revenue	Marketing	and Service Revenue
Bruker Daltonics	$23,849	15.0%	$27,000	18.0%
Bruker AXS	27,589	20.1%	28,976	21.8%
Bruker Optics	19,020	24.2%	16,740	22.6%
Total Sales and Marketing	$70,458	19.0%	$72,716	20.5%

Bruker Daltonics’ sales and marketing expense for the year ended December 31, 2005 decreased to $23.8 million, or 15.0% of product and service revenue, from $27.0 million, or 18.0% of product and service revenue for the comparable period in 2004. The decrease in sales and marketing expense is primarily attributable to increased revenue during the year ended December 31, 2005 compared to the comparable period in 2004, and to benefits realized from cost control initiatives implemented late in 2004, partially offset by increased commissions on higher revenues year-over-year.

Bruker AXS’ sales and marketing expense for the year ended December 31, 2005 decreased to $27.6 million, or 20.1% of product and service revenue, from $29.0 million, or 21.8% of product and service revenue for the comparable period in 2004. The decrease in sales and marketing expense is primarily attributable to increased revenue during the year ended December 31, 2005 as compared to the comparable period in 2004, and to benefits realized from cost control initiatives implemented late in 2004, partially offset by increased commissions on higher revenues year-over-year.

Bruker Optics’ sales and marketing expense for the year ended December 31, 2005 increased to $19.0 million, or 24.2% of product and service revenue, from $16.7 million, or 22.6% of product and service revenue in 2004. The increase in sales and marketing expense as a percentage of product and service revenue is primarily attributable to incremental sales and marketing investments in 2005 intended to target future market opportunities for Bruker Optics’ products.

General and Administrative

The following table presents general and administrative expense and general and administrative expense as a percentage of product and service revenue by reportable segment for the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
	General and	Segment Product	General and	Segment Product
	Administrative	and Service Revenue	Administrative	and Service Revenue
Bruker Daltonics	$8,906	5.6%	$7,544	5.0%
Bruker AXS	10,797	7.9%	9,419	7.1%
Bruker Optics	3,227	4.1%	2,781	3.8%
Corporate	2,671		3,436
Total General and Administrative	$25,601	6.9%	$23,180	6.5%

Bruker Daltonics’ general and administrative expense for the year ended December 31, 2005 increased to $8.9 million, or 5.6% of product and service revenue, from $7.5 million, or 5.0% of product and service revenue for the comparable period in 2004. The increase in general and administrative expenses is primarily due to increased professional service fees associated with audit and Sarbanes-Oxley requirements, and an increase in bad debt reserves during the year ended December 31, 2005.

Bruker AXS’ general and administrative expense for the year ended December 31, 2005 increased to $10.8 million, or 7.9% of product and service revenue, from $9.4 million, or 7.1% of product and service revenue for the comparable period in 2004. The increase in general and administrative expenses is primarily attributable to increased professional service fees associated with audit and Sarbanes-Oxley requirements, partially offset by cost control initiatives implemented late in 2004.

Bruker Optics’ general and administrative expense for the year ended December 31, 2005 increased to $3.2 million, or 4.1% of product and service revenue, from $2.8 million, or 3.8% of product and service revenue in 2004. The increase in general and administrative expenses is primarily due to a general increase in our business activities and presence around the globe.

Corporate general and administrative expenses represent expenses associated with being a public company not allocated to our reportable segments, including legal fees, audit and consulting fees, salaries and filing fees. Corporate general and administrative expense for the year ended December 31, 2005 decreased to $2.7 million from $3.4 million for the comparable period in 2004. The decrease in expenses is primarily attributable to various salaries and accounting, audit and consulting fees classified as corporate expenses during the year ended December 31, 2004 now being allocated to our reportable segments.

Research and Development

The following table presents research and development expense and research and development expense as a percentage of product and service revenue by reportable segment for the years ended December 31, 2005 and 2004 (dollars in thousands):

	2005		2004
		Percentage of		Percentage of
	Research and	Segment Product	Research and	Segment Product
	Development	and Service Revenue	Development	and Service Revenue
Bruker Daltonics	$27,264	17.1%	$30,050	20.0%
Bruker AXS	14,093	10.3%	$13,169	9.9%
Bruker Optics	6,141	7.8%	5,145	6.9%
Total Research and Development	$47,498	12.8%	$48,364	13.6%

Bruker Daltonics’ research and development expense for the year ended December 31, 2005 decreased to $27.3 million, or 17.1% of product and service revenue, from $30.1 million, or 20.0% of product and service revenue for the comparable period in 2004. The decrease in research and development expenses is primarily attributable to benefits realized from cost control initiatives implemented late in 2004 and a decrease in material purchases during the year ended December 31, 2005 compared to the comparable period in 2004.

Bruker AXS’ research and development expense for the year ended December 31, 2005 increased to $14.1 million, or 10.3% of product and service revenue, from $13.2 million, or 9.9% of product and service revenue for the comparable period in 2004. The increase in research and development expense is primarily related to the purchase of materials associated with completing a prototype for a potential new product expected to be introduced within the next year, partially offset by increased revenue during the year ended December 31, 2005 compared to the comparable period in 2004.

Bruker Optics’ research and development expense for the year ended December 31, 2005 increased to $6.1 million, or 7.8% of product and service revenue, from $5.1 million, or 6.9% of product and service revenue in 2004. The increase in research and development expense as a percentage of product and service revenue is primarily related to the development activities in the United States associated with our Dispersive Raman product line and enhanced product development activities in Germany during the year ended December 31, 2005 compared to 2004.

Interest and Other Income (Expense), Net

Interest and other income (expense), net during the year ended December 31, 2005 was ($0.8) million compared to ($4.8) million during the comparable period in 2004.  During the year ended December 31, 2005, the major components of interest and other income (expense), net, were the depreciation of the fair value of derivative financial instruments of ($2.7) million, net interest income of $0.5 million and gains on foreign currency transactions of $1.3 million. During the year ended December 31, 2004, the major components of interest and other income (expense), net were the write-off of investments in the amount of ($2.3) million, losses on foreign currency transactions of ($1.4) million and net interest expense of ($1.1) million.

Provision for Income Taxes

The income tax provision for the year ended December 31, 2005 was $11.9 million compared to an income tax provision of $5.5 million for the comparable period in 2004. During the year ended December 31, 2005 the Company’s effective tax rate was approximately 55% and reflects our tax provision for non-U.S. entities and U.S. entities that had taxable income and were not included in the consolidated U.S. tax return for U.S. entities with operating losses.  No benefit was recognized for losses incurred in the U.S. For U.S entities with cumulative operating loss carry-forwards, we will maintain a full valuation allowance for our U.S. net operating losses until such evidence exists that it is more likely than not that the loss carry-forward amounts will be utilized to offset U.S. taxable income. Our tax rate may change over time as the amount or mix of income and taxes outside the U.S. changes. Our effective tax rate is calculated using our projected annual pre-tax income or loss and is affected by research and development tax credits, the expected level of other tax benefits, the impact of changes to the valuation allowance as well as changes in the mix of our pre-tax income and losses among jurisdictions with varying statutory tax rates and credits.

Minority Interest in Consolidated Subsidiaries

The minority interest in subsidiaries represents the minority shareholders’ proportionate share of net loss of these subsidiaries. Minority interest in consolidated subsidiaries for each of the years ended December 31, 2005 and 2004 was approximately $0.1 million. For the years ended December 31, 2005 and 2004, the minority interest relates to our two majority-owned subsidiaries, Incoatec GmbH and Baltic Scientific Instruments Ltd.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue

The following table presents revenue, change in revenue and revenue growth by reportable segment for the years ended December 31, 2004 and 2003 (dollars in thousands):

				Percentage
	2004	2003	$ Change	Change
Bruker Daltonics	$152,592	$146,749	$5,843	4.0%
Bruker AXS	132,622	113,930	18,692	16.4%
Bruker Optics	74,151	60,047	14,104	23.5%
Eliminations (a)	(2,376)	(758)	(1,618)
Total Revenue	$356,989	$319,968	$37,021	11.6%

(a)             represents product and service revenues between reportable segments.

Bruker Daltonics’ revenue increased by $5.8 million, or 4.0%, to $152.6 million for the year ended December 31, 2004 compared to $146.7 million for the year ended December 31, 2003. Included in this change in revenue is approximately $10.3 million from the impact of foreign exchange. Excluding the effect of foreign exchange, revenue would have decreased by 2.9%. The decrease in revenue excluding the effect of foreign exchange is a result of increasing competition and pricing pressures, partially offset by an increase in life science units sold year-over-year and increased aftermarket revenues. Grant revenues were generated from various projects for early-stage research and development projects funded by the German and United States governments. Life science systems, CBRN detection systems and aftermarket revenue as a percentage of Bruker Daltonics’ product and service revenue were as follows during the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
Life Science Systems	$107,369	71.4%	$105,008	72.2%
CBRN Detection Systems	12,839	8.5%	12,867	8.8%
Bruker Daltonics Aftermarket	30,195	20.1%	27,576	19.0%
Product and Service Revenue	150,403	100.0%	145,451	100.0%
Grant Revenue	2,189		1,298
Total Revenue	$152,592		$146,749

Bruker AXS’ revenue increased by $18.7 million, or 16.4%, to $132.6 million for the year ended December 31, 2004 compared to $113.9 million for the year ended December 31, 2003. Included in this change in revenue is approximately $7.1 million from the impact of foreign exchange. Excluding the effect of foreign exchange, revenue would have increased by 10.2%. The increase of 10.2% in revenue excluding the effect of foreign exchange is driven by continued growth in our materials research and life science product lines, as the shipment and installation of new product introductions announced in early 2004 accelerated during the year, as well as continued strong aftermarket revenue. X-ray systems, other systems and aftermarket revenue as a percentage of Bruker AXS’ product and service revenue were as follows during the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
X-Ray Systems	$97,059	73.2%	$84,254	74.0%
Other System Revenue	1,679	1.3%	—	0.0%
Bruker AXS Aftermarket	33,884	25.5%	29,676	26.0%
Total Product and Service Revenue	$132,622	100.0%	$113,930	100.0%

Bruker Optics’ revenue increased by $14.1 million, or 23.5%, to $74.2 million for the year ended December 31, 2004 compared to $60.0 million for the year ended December 31, 2003. Included in this change in revenue is approximately $4.2 million from the impact of foreign exchange. Excluding the effect of foreign exchange, revenue would have increased by 16.7%. The increase in revenue excluding the effect of foreign exchange is a result of a general increase in global demand for Bruker Optics’ products, especially from the pharmaceutical industry. Revenues for the years ended December 31, 2004 and 2003 include grant revenues of $0.2 million and $0.1 million, respectively, from various projects for early-stage research and development projects funded by the German government.  Molecular spectroscopy systems, other systems and aftermarket revenue as a percentage of Bruker Optics’ product and service revenue were as follows during the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
		Segment Product		Segment Product
	Revenue	and Service Revenue	Revenue	and Service Revenue
Molecular Spectroscopy Systems	$57,111	77.0%	$47,115	78.5%
Other System Revenue	6,255	8.4%	5,398	9.0%
Bruker Optics Aftermarket	10,785	14.6%	7,534	12.5%
Total Product and Service Revenue	$74,151	100.0%	$60,047	100.0%

Cost of Sales

The following table presents cost of product and service revenue and gross profit margins on product and service revenue by reportable segment for the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
	Cost of	Gross Profit	Cost of	Gross Profit
	Revenue	Margin	Revenue	Margin
Bruker Daltonics	$83,934	44.2%	$83,425	42.7%
Bruker AXS	82,804	37.6%	70,904	37.8%
Bruker Optics	41,773	43.6%	34,131	43.0%
Eliminations (a)	(2,376)		(714)
Total Cost of Revenue	$206,135	41.9%	$187,746	41.1%

(a)             represents the cost of product and service revenue between reportable segments.

Bruker Daltonics’ cost of product and service revenue for the year ended December 31, 2004 was $83.9 million, or a gross profit margin of 44.2%, compared to $83.4 million, or a gross profit margin of 42.7% for the year ended December 31, 2003. The increase in gross profit margins is primarily due to the completion of an unprofitable contract with the U.K. Ministry of Defense in the second half of 2004, partially offset by an increase in the write-down of demonstration inventories to net realizable value year-over-year.

Bruker AXS’ cost of product and service revenue for the year ended December 31, 2004 was $82.8 million, or a gross profit margin of 37.6%, compared to $70.9 million, or a gross profit margin of 37.8% for the year ended December 31, 2003. The decrease in gross profit margins was due to various manufacturing efficiencies realized during 2004 being offset by quality costs, including warranty expenses, associated with the new product introductions in 2004 and an increase in the write-down of demonstration inventories to net realizable value.

Bruker Optics’ cost of product and service revenue for the year ended December 31, 2004 was $41.8 million, or a gross profit margin of 43.6%, compared to $34.1 million, or a gross profit margin of 43.0% for the year ended December 31, 2003. The improved gross profit margin in 2004 compared to 2003 is primarily attributable to better capacity utilization as a result of increased revenues year-over-year.

Sales and Marketing

The following table presents sales and marketing expense and sales and marketing expense as a percentage of product and service revenue by reportable segment for the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
	Sales and	Segment Product	Sales and	Segment Product
	Marketing	and Service Revenue	Marketing	and Service Revenue
Bruker Daltonics	$27,000	18.0%	$25,745	17.7%
Bruker AXS	28,976	21.8%	25,962	22.8%
Bruker Optics	16,740	22.6%	15,250	25.4%
Total Sales and Marketing	$72,716	20.5%	$66,957	21.0%

Bruker Daltonics’ sales and marketing expense for the year ended December 31, 2004 increased to $27.0 million, or 18.0% of product and service revenue, from $25.7 million, or 17.7% of product and service revenue for the year ended December 31, 2003. The increase in sales and marketing expense is primarily attributable to investments in sales and marketing initiatives and lower than anticipated revenues in 2004.

Bruker AXS’ sales and marketing expense for the year ended December 31, 2004 increased to $29.0 million, or 21.8% of product and service revenue, from $26.0 million, or 22.8% of product and service revenue for the year ended December 31, 2003. The decrease in sales and marketing expense as a percentage of product and service revenue is primarily attributable to leveraging our fixed costs as a result of increased revenue in 2004 compared to 2003, partially offset by increased sales and marketing personnel in Japan and Austria during 2004.

Bruker Optics’ sales and marketing expense for the year ended December 31, 2004 increased to $16.7 million, or 22.6% of product and service revenue, from $15.3 million, or 25.4% of product and service revenue for the year ended December 31, 2003. The decrease in sales and marketing as a percentage of product and service revenue is primarily attributable to leveraging our fixed costs as a result of increased revenue in 2004 compared to 2003, partially offset by unfavorable currency fluctuations from our European subsidiaries.

General and Administrative

The following table presents general and administrative expense and general and administrative expense as a percentage of product and service revenue by reportable segment for the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
	General and	Segment Product	General and	Segment Product
	Administrative	and Service Revenue	Administrative	and Service Revenue
Bruker Daltonics	$7,544	5.0%	$8,121	5.6%
Bruker AXS	9,419	7.1%	8,803	7.7%
Bruker Optics	2,781	3.8%	2,305	3.8%
Corporate	3,436		411
Total General and Administrative	$23,180	6.5%	$19,640	6.2%

Bruker Daltonics’ general and administrative expense for the year ended December 31, 2004 decreased to $7.5 million, or 5.0% of product and service revenue, from $8.1 million, or 5.6% of product and service revenue for the year ended December 31, 2003. The decrease in general and administrative expense is primarily due to improved cost controls established during the second half of 2003 for which the benefits were realized in 2004 and the reclassification in 2004 of various costs associated with being a public company now being captured in general and administrative expense.

Bruker AXS’ general and administrative expense for the year ended December 31, 2004 increased to $9.4 million, or 7.1% of product and service revenue, from $8.8 million, or 7.7% of product and service revenue for the year ended December 31, 2003. The decrease in general and administrative expense as a percentage of product and service revenue is primarily due to leveraging our fixed costs as a result of higher revenues in 2004 versus 2003, partially offset by unfavorable currency fluctuations and increased costs associated with establishing new international locations during the year.

Bruker Optics’ general and administrative expense for the year ended December 31, 2004 increased to $2.8 million, or 3.8% of product and service revenue, from $2.3 million, or 3.8% of product and service revenue for the year ended December 31, 2003. The increase in general and administrative expense was due to increased business activities around the globe. General and administrative expense remained constant as a percentage of product and service revenue.

Corporate general and administrative expense for the year ended December 31, 2004 increased to $3.4 million from $0.4 million for the year ended December 31, 2003. The increase in expenses is primarily attributable to the inclusion of corporate related costs separately in 2004 which were recorded directly within the reportable segments in the first half of 2003 and additional accounting and consulting fees associated with implementation work related to Sarbanes-Oxley requirements.

Research and Development

The following table presents research and development expense and research and development expense as a percentage of product revenue and service revenue by reportable segment for the years ended December 31, 2004 and 2003 (dollars in thousands):

	2004		2003
		Percentage of		Percentage of
	Research and	Segment Product	Research and	Segment Product
	Development	and Service Revenue	Development	and Service Revenue
Bruker Daltonics	$30,050	20.0%	$25,923	17.8%
Bruker AXS	13,169	9.9%	11,321	9.9%
Bruker Optics	5,145	6.9%	4,313	7.2%
Total Research and Development	$48,364	13.6%	$41,557	13.0%

Bruker Daltonics’ research and development expense for the year ended December 31, 2004 increased to $30.1 million, or 20.0% of product and service revenue, from $25.9 million, or 17.8% of product and service revenue for the year ended December 31, 2003. The increase in research and development expense is primarily attributable to the strengthening of the Euro plus incremental investments in research and development projects which resulted in several new product introductions in early 2005, including the microflex LT™, micrOTOF-Q™ and HCTultra™.

Bruker AXS’ research and development expense for the year ended December 31, 2004 increased to $13.2 million, or 9.9% of product and service revenue, from $11.3 million, or 9.9% of product and service revenue for the year ended December 31, 2003. The consistent research and development expense as a percentage of product and service revenue is primarily due the strengthening of the Euro offset by fixed cost leverage as a result of higher revenues in 2004 versus 2003. The investments in research and development have resulted in several recent product introductions, including the MICROSTAR-H and VANTEC-2000™.

Bruker Optics’ research and development expense for the year ended December 31, 2004 increased to $5.1 million, or 6.9% of product and service revenue, from $4.3 million, or 7.2% of product and service revenue for the year ended December 31, 2003. The increase in research and development expense is primarily attributable to the strengthening of the Euro plus the establishment of our Dispersive Raman research and development group in the United States. Research and development as a percentage of product and service revenue decreased due to leveraging of fixed costs as a result of higher revenues in 2004 compared to 2003.

Reversal of Liability Accrual

During the third quarter of 2001, Bruker Daltonics established a reserve of $1.9 million for the possible imposition of estimated liquidated damages pursuant to a contract with the U.K. Ministry of Defense (the MOD). The accrual represented the projected additional costs for rework and retesting on the contract due to various technical problems associated with meeting contractual requirements. During the second quarter of 2003, the Company’s Swiss and German subsidiaries delivered product to the MOD which met the specifications of the contract. Upon delivery of the product, the MOD agreed not to pursue any further claims for liquidated damages, other than those previously paid pursuant to the contract, and Bruker Daltonics agreed not to pursue any claims for the recovery of additional research and development expenses incurred in connection with the contract. As a result, the reserves associated with the MOD contract of $1.9 million were reversed during the second quarter of 2003.

Special Charges

During the fiscal year ended December 31, 2003, we incurred $11.7 million of merger related charges, including cash charges for merger transaction costs of $6.4 million and cash restructuring charges of $0.9 million incurred in conjunction with the consolidation of manufacturing sites. The 2003 merger related costs also included the non-cash charges for write-off of acquired in-process research and development of $2.5 million, goodwill and other intangibles write-off of $1.2 million, and impairment charges of $0.7 million related to acquired assets. Bruker Daltonics incurred $2.9 million of other special charges mainly for merger transaction costs. Bruker AXS incurred $8.8 million for the remaining special charges in connection with the merger.

Interest and Other Income (Expense), Net

Interest and other income (expense), net for the year ended December 31, 2004 was $(4.8) million, compared to $0.6 million for the year ended December 31, 2003. During the year ended December 31, 2004, the major components of interest and other income (expense), net were the write-off of investments in the amount of ($2.3) million, losses on foreign currency transactions of ($1.4) million and net interest expense of ($1.1) million.  During the year ended December 31, 2003, the major components of interest and other income (expense), net were the appreciation of the fair value of derivative financial instruments of $1.2 million, gains on foreign currency transactions of $0.4 million and net interest expense of ($0.9) million.

Provision for Income Taxes

The income tax provision for the year ended December 31, 2004 was $5.5 million compared to $11.2 million for the year ended December 31, 2003. During 2004 and 2003, our effective tax rate reflects our tax provision for non-U.S. entities and U.S. entities that had taxable income and were not included in the consolidated U.S. tax return for U.S. entities with operating losses.  No benefit was recognized for losses incurred in the U.S. For U.S entities with cumulative operating loss carry forwards, we will maintain a full valuation allowance for our U.S. net operating losses until such evidence exists that it is more likely than not that the loss-carryforward amounts will be utilized to offset U.S. taxable income. Our tax rate may change over time as the amount or mix of income and taxes outside the U.S. changes. Our effective tax rate is calculated using our projected annual pre-tax income or loss and is affected by the impact of changes to the valuation allowance as well as changes in the mix of our pre-tax income and losses among jurisdictions with varying statutory tax rates and credits.

Minority Interest in Consolidated Subsidiaries

Minority interest in consolidated subsidiaries for the year ended December 31, 2004 was $0.1 million compared to a loss of $0.9 million in 2003. As of December 31, 2004 and 2003, the minority interest relates primarily to the proportionate share of net loss for minority shareholders who owned 31% of Bruker AXS for the first six months of 2003, as well as 75.5% of Baltic Scientific owned by minority shareholders since the acquisition in April 2003 and 49% of InCoatec GmbH since our acquisition in February 2002.

LIQUIDITY AND CAPITAL RESOURCES

We currently anticipate that our existing cash and short-term investments will be sufficient to support our operating and investing needs for at least the next twelve months, but this depends on our profitability and our ability to manage working capital requirements. Future cash requirements could also be affected by potential acquisitions that we may consider. Historically, we have financed our growth through a combination of debt financings and issuances of common stock. Most recently, on April 28, 2004, we and a group of selling stockholders completed a public offering which generated net proceeds of approximately $14.4 million to us. In the future, there can be no assurance that additional financing alternatives will be available to us if required, or if available, will be obtained with terms favorable to us.

During the year ended December 31, 2005, net cash provided by operating activities was $49.7 million compared to net cash provided by operating activities of $5.7 million during the year ended December 31, 2004. The increase in cash provided by operating activities was primarily attributable to improved operating results in 2005 as compared to 2004 and an increased focus on balance sheet management.

During the year ended December 31, 2005, investing activities used $12.0 million in cash compared to net cash used in investing activities of $4.3 million during the year ended December 31, 2004. Cash used in investing activities during the year ended December 31, 2005 was primarily attributable to approximately $5.6 million used for acquisitions, net of cash acquired, and $4.8 million in capital expenditures. During 2006, we expect to continue to make capital investments, focusing on enhancing the efficiency of our operations, our internal controls and supporting our anticipated growth.

During the year ended December 31, 2005, financing activities used $11.0 million of cash compared to providing $6.1 million of cash during the year ended December 31, 2004. The use of cash in 2005 was related to net debt repayments of approximately $11.4 million. The cash provided by financing activities in 2004 was attributable to the completion of a public offering of our common stock on April 28, 2004 which generated net proceeds of approximately $14.4 million to the Company offset by net debt repayments of approximately $8.3 million.

We invest excess cash in short-term marketable debt securities in order to increase our rate of return over returns generated on cash and cash equivalents. Specifically, our short-term investments as of December 31, 2005 are generally available for redemption through an auction process every 25 or 35 days from initial purchase. While these investments are not considered cash equivalents for financial reporting purposes, due to the short-term nature of these investments, we do not believe that these instruments will have an impact on our overall liquidity position.

At December 31, 2005, we had demand revolving lines of credit with Citizens Bank in the United States in the aggregate amount of $7.5 million. The lines of credit, which are secured by portions of our inventory, receivables and equipment in the United States, are used to support our working capital requirements and expire in June 2006. As of December 31, 2005, the full amount under our U.S. lines of credit was available. We also maintain revolving lines of credit totaling approximately $35.2 million with various German, Japanese and French banks. The German and Japanese lines of credits are unsecured. As of December 31, 2005, approximately $7.3 million was outstanding on our German and Japanese lines of credit.

In addition to our lines of credit, we have both short-term and long-term notes payable with outstanding balances aggregating $27.3 million as of December 31, 2005. The interest rates on these obligations range from 1.19% to 8.01%. We entered into an interest rate swap to hedge the variability of cash flows related to changes in interest rates on borrowings of variable debt obligations and pay a 4.6% fixed rate of interest and receive a variable rate of interest based on the Bond Market Association Municipal Swap Index. The interest rate swap has a notional value of $2.0 million which decreases in conjunction with the State of Wisconsin industrial revenue bonds (IRB) payment schedule until the interest rate swap and IRB agreements terminate in December 2013.

The following table summarizes maturities for our significant financial obligations as of December 31, 2005 (in thousands):

		Less than	1-3	4-5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Short-term borrowings	$7,323	$7,323	$—	$—	$—
Operating lease obligations	10,499	2,521	3,961	3,117	900
Long-term borrowings	27,311	2,241	17,026	5,956	2,088
Pension	8,518	7	14	14	8,483
Total contractual obligations	$53,651	$12,092	$21,001	$9,087	$11,471

In connection with some of our outstanding debt, we are required to maintain financial ratios and meet other financial criteria. Additionally, we are subject to a variety of restrictive covenants that require bank consent if not met. As of December 31, 2005, the latest measurement date, we were not in compliance with the required debt service coverage ratio associated with the IRB. On February 10, 2006, we received from the holder of the debt a limited waiver for the quarterly measurement period ending December 31, 2005.

As of December 31, 2005, we had approximately $34.5 million of net operating loss carryforwards available to reduce future U.S. taxable income. These losses have various expiration dates through 2025. We also had research and development tax credits of approximately $3.5 million available to offset future U.S. tax liabilities that expire at various dates through 2025.

For a more recent assessment of our liquidity and capital resources, see our Quarterly Report on Form 10-Q for the period ended September 30, 2006.

TRANSACTIONS WITH RELATED PARTIES

We are affiliated, through common shareholders, with several other entities which use the Bruker name. We have entered into a sharing agreement with certain of these affiliates which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

As of December 31, 2005 and 2004, we had payables to related parties of $6.2 million and $6.6 million, respectively. As of December 31, 2004, Bruker Optics had $2.2 million outstanding notes payable to an affiliated company. The notes had an interest rate of 4.5% and were repaid during 2005. As of December 31, 2005 and 2004, we had receivables from related parties of $6.5 million and $12.2 million, respectively. Payment terms on balances with related parties are similar as those with third party customers.

Sales to related parties which are not subsidiaries of ours are included as revenues in the consolidated financial statements. These related parties maintain sales offices in countries in which we do not have our own distribution network. As such, these sales were primarily for resale of our products only. These sales amounted to $14.2 million, $19.0 million and $16.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, we purchased products and services which amounted to $15.8 million, $12.7 million, and $13.6 million from affiliated entities in the year ended December 31, 2005, 2004 and 2003, respectively.

We share various general and administrative expenses for items including umbrella insurance policies, accounting services and leases with various related parties. These general and administrative expenses amounted to $2.8 million, $2.6 million and $2.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

We have investments in three non-affiliated companies. We recognized sales to these companies, GeneProt, Inc., Cengent Therapeutics and Affinium Pharmaceuticals Inc., of $-0-, $-0- and $-0-, respectively in 2005, and $-0-, $-0- and $40,000, respectively in 2004, and $2.1 million, $0 and $0, respectively, in 2003. These sales were recorded at arm’s length terms and conditions and in the normal course of business. There were no purchases from any of these companies during the years ended December 31, 2005, 2004 or 2003.

During the years ended December 31, 2005, 2004 and 2003, we paid $0.5 million, $0.5 million and $1.4 million to a law firm in which one of its directors is a partner.

During the years ended December 31, 2005, 2004 and 2003, we paid approximately $48,500, $24,300 and $26,700 to a financial services firm in which one of its directors is a partner.

In July 2004, Bruker Optics borrowed $1.5 million from a stockholder, due in July 2006, at a fixed interest rate of 4.68%. During 2005, the note was repaid in full.

Bruker Optics rents various office space from a principal stockholder under lease agreements. During each of the years ended December 31, 2005, 2004 and 2003, this stockholder was paid $0.3 million, which was estimated to be equal to the estimated fair market value less the cost of capital improvements provided by Bruker Optics in 2004. Bruker Optics subleased a portion of this office space to an affiliate during 2005, 2004 and 2003 and received $31,500, $0.1 million and $0.2 million, in rental income, which included charges for utilities and other occupancy cost. This rental income is recorded as a reduction of rent, utilities, and building maintenance expenses.

ITEM 9.01                 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits           The following exhibits are filed with this report:

Exhibit No.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting firm

99.1	Financial Statements and Schedule
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2005 and 2004
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003
Notes to Consolidated Financial Statements
Financial Statement Schedule

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION
(Registrant)

Date: December 15, 2006	By:	/s/ Frank H. Laukien
Frank H. Laukien, Ph.D
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Exhibit Name

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting firm

99.1	Financial Statements and Schedule
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2005 and 2004
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003
Notes to Consolidated Financial Statements
Financial Statement Schedule